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                                                                    EXHIBIT 10.1

                                    AGREEMENT
                                    ---------

         THIS AGREEMENT is entered into this 29th day of August 2000 among GENESIS WORLDWIDE INC. (formerly The Monarch Machine Tool Company), an Ohio corporation ("Genesis"), each of the SELLING STOCKHOLDERS (as defined in Section 1 of this Agreement), and THREE CITIES RESEARCH, INC., a Delaware corporation, solely as Stockholders Representative under the Stock Purchase Agreement (as defined in Section 1 of this Agreement) ("TCR"), under the following circumstances:

                  A. Genesis and the Selling Stockholders are parties to the Stock Purchase Agreement, pursuant to which Genesis purchased, and the Selling Stockholders sold to Genesis, all of the capital stock of Precision Industrial Corporation, a Delaware corporation (the "Company") on June 30, 1999;

                  B. In Article IX of the Stock Purchase Agreement, each of the Selling Stockholders appointed TCR as its representative and attorney in fact with respect to all matters concerning the Selling Stockholders set forth in the Stock Purchase Agreement or in any other agreements entered into by the Selling Stockholders in accordance with the Stock Purchase Agreement; and

                  C. Upon the terms and conditions set forth herein, Genesis and the Selling Stockholders desire to resolve certain differences that have arisen among them relating to the purchase of the capital stock of the Company pursuant to the Stock Purchase Agreement;

         NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, GENESIS, EACH OF THE SELLING STOCKHOLDERS AND TCR AGREE AS FOLLOWS:

         SECTION 1. DEFINED TERMS. For purposes of this Agreement, the following terms shall have the following meanings:

         "Agreement Regarding Shares" means the Agreement Regarding Shares, dated June 30, 1999, between Genesis and TCR, as Stockholders Representative, relating to the release of the Stock Consideration to the Selling Stockholders.

         "Interest Payment Agreement" means the Interest Payment Agreement, dated June 27, 2000, between Genesis and TCR, as Stockholders Representative.


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         "Note/Warrant Agreement" means the Agreement among Genesis and the
Selling Stockholders, dated June 30, 1999, pursuant to which the Selling Stockholders purchased the Subordinated Note and Genesis agreed, among other things, to issue Warrants.

         "Selling Stockholders" means the persons and entities listed on Exhibit A to the Stock Purchase Agreement, a copy of which is attached hereto as APPENDIX A and incorporated herein by this reference.

         "Special Note" means the 8% Special Junior Subordinated Note in the original principal amount of $840,000 issued by Genesis on June 30, 1999 to TCR, as Stockholders Representative, in part payment of the purchase price provided for in the Stock Purchase Agreement.

         "Stock Consideration" means the 500,000 common shares of Genesis evidenced by Certificate No. C 15350, issued to TCR, as Stockholders Representative, dated June 30, 1999, which were delivered in part payment of the purchase price provided for in the Stock Purchase Agreement.

         "Stock Purchase Agreement" means the Stock Purchase Agreement between Genesis and each of the Selling Stockholders dated May 13, 1999.

         "Subordinated Note" means the 12% Junior Subordinated Note of Genesis in the original principal amount of $15,000,000 issued on June 30, 1999 to TCR, as Stockholders Representative, pursuant to the Note/Warrant Agreement, as amended by the Interest Payment Agreement.

         "Three Cities Research, Inc." means Three Cities Research, Inc., a Delaware corporation, in its individual capacity and not in any representative capacity.

         SECTION 2. SOLD COMPANIES LITIGATION AND CERTAIN OTHER MATTERS INVOLVING SOLD COMPANIES.

         (A) At the time this Agreement is executed, TCR shall, in payment of the obligations identified in Section 2(B) of this Agreement, wire transfer $325,000 to Genesis in immediately available funds to an account designated by Genesis in writing to TCR.

         (B) Upon receipt of the $325,000 payment, the following obligations shall be deemed paid: (i) all costs known to, and incurred by, Genesis or a subsidiary of Genesis at May 31, 2000 relating to litigation claims asserted against companies previously sold by the Company and previously identified by the parties as the Foster, Dunklin, Belcher, Sigmon, Grim, Viars, Dave, Besavage, Kirkpatrick, and Callahan litigation claims; (ii) all costs known to, and incurred by, Genesis or a subsidiary of Genesis at May 31, 2000 relating to worker's compensation claims of employees of companies previously sold by the Company, which claims are presently being administered by Genesis or a subsidiary of Genesis in connection with certain insurance policies which have a self-insured retention amount per claim; (iii) all costs known to, and incurred by, Genesis or a subsidiary



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of Genesis at June 30, 2000 relating to unemployment taxes due to the State of
Illinois by Herr Voss Corporation for periods prior to June 30, 1999 which costs were not recorded or paid at June 30, 1999 by Herr Voss Corporation; (iv) all costs known to, and incurred by, Genesis or a subsidiary of Genesis at June 30, 2000 relating to a sales and use tax assessment by the State of Pennsylvania against Herr Voss Corporation for periods prior to June 30, 1999 which costs were not recorded or paid at June 30, 1999 by Herr Voss Corporation; and (v) $8,500 in costs incurred or to be incurred by Genesis in connection with obtaining a determination letter for the Roll Centers, Inc. 401(k) plan established in 1993.

         (C) Except as specifically set forth in Section 2(B) of this Agreement, nothing contained in this Agreement, including the provisions of Section 7 of this Agreement, shall be construed or interpreted in any manner to reduce, lessen, or limit the indemnification obligations of the Selling Stockholders under "Paragraph 7.3 - Indemnification Against Liabilities with Regard to Previously Sold Companies" and "Paragraph 7.4 - Tax Indemnification" of the Stock Purchase Agreement. TCR hereby specifically acknowledges the obligation of the Selling Stockholders to continue to pay promptly upon submission of proper documentation claims covered by such paragraphs of the Stock Purchase Agreement.

         (D) Genesis or a subsidiary of Genesis has caused National City to issue Letter of Credit No. SPA008072 (dated May 12, 1999) in the amount of $350,000 for the benefit of Techint Technologies Inc. to cover claims arising against Herr-Voss Industries, Inc. under the Settlement Agreement and Mutual Release dated May 11, 1999 between Techint Technologies Inc. and Herr-Voss Industries, Inc. (the "Techint LOC"). TCR hereby agrees that any payments properly made under the Techint LOC to Techint are the responsibility of the Selling Stockholders under Paragraph 7.3 of the Stock Purchase Agreement. As soon as practical after the execution of this Agreement (but not more than 30 days thereafter), TCR shall deliver to Genesis a "back-up" letter of credit of a commercial bank in favor of National City in the amount of $262,500 which shall be designed to re-imburse the amount of any loss National City suffers as a result of payment by National City to Techint under the Techint LOC. To the extent that any such loss suffered by National City under the Techint LOC shall exceed the face amount of the back-up letter of credit, the Selling Stockholders shall directly reimburse National City the amount of such loss.

         (E) Genesis or a subsidiary of Genesis has caused ING (U.S.) Capital LLC ("ING") to issue Letter of Credit No.G74626 (dated December 10,1999), as amended by amendment no. 1 thereto (dated July 5, 2000) (the "ING LOC"), in the amount of $720,000 for the benefit of the Zurich-American Insurance Group ("Zurich"), of which $507,000 is to cover the self-insured retention portion of certain insurance claims as to which Salem Corporation retained responsibility in connection with the sale of certain companies (the "Salem Obligations") and for which Genesis is indemnified under Paragraph 7.3 of the Stock Purchase Agreement. TCR hereby agrees that any payments properly made under the ING LOC to Zurich to reimburse it for a Salem Obligation are the responsibility of the Selling Stockholders under Paragraph 7.3 of the Stock Purchase Agreement. As soon as practical after the execution of this Agreement (but not more than 30 days thereafter),



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TCR shall deliver to Genesis a "back-up" letter of credit of a commercial bank in favor of ING in the amount of $380,250 which shall be designed to re-imburse the amount of any loss ING suffers as a result of payment by ING to Zurich for a Salem Obligation under the ING LOC. To the extent that any such loss suffered by ING under the ING LOC shall exceed the face amount of the back-up letter of credit, the Selling Stockholders shall directly reimburse ING the amount of such loss.

         (F) In the event that Genesis notifies TCR in writing that ING has advised Genesis that Genesis will be required to treat the full face amount the Techint LOC and the ING LOC as indebtedness of Genesis, even though such obligations are supported by the "back-up" letter of credit, then TCR agrees to provide original letters of credit in lieu of "back-up" letters of credit, with the same terms as the "back-up" letters of credit would have had, except they will be direct obligations to Techint and Zurich, respectively.

         SECTION 3.  SUBORDINATED NOTE.

         (A) The Subordinated Note shall be amended as of July 1, 2000 to reflect the following changes:

                  (1) The name "Genesis Worldwide Inc." shall be substituted for "The Monarch Machine Tool Company" to reflect the name change of the payor of the Subordinated Note;

                  (2) The principal amount of the Subordinated Note at July 1, 2000 shall be changed to "$11,947,541," which amount was arrived at (i) by reducing the original principal amount of $15,000,000 by $3,500,000 and (ii) by increasing the principal amount by $447,541 as required pursuant to Section 2 of the Interest Payment Agreement;

                  (3) For the period from July 1, 2000 through December 31, 2001, the Subordinated Note shall bear interest at a rate of 9% per annum, with the applicable interest rate changing to 12.50% per annum effective January 1, 2002 until March 31, 2002 and increasing by 50 basis points on April 1, 2002 and on each July 1, October 1, January 1, and April 1 after that until April 1, 2004, on and after which the rate of interest payable under the Subordinated Note will be 17% per annum; and

                  (4) The interest payment due and payable under the Subordinated Note on each of September 30, 2000, December 31,2000 and March 31, 2001 shall not be paid in cash, but in lieu thereof, an amount equal to such cash payment shall be paid by increasing the principal amount of the Subordinated Note by such amount effective on the respective dates that such interest payments are due and payable; and the principal amount of the Subordinated Note as so increased shall bear interest and be payable at the maturity date, all as provided in the Subordinated Note.





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         (B) The Subordinated Note, as amended, to give effect to the provisions of Section 3(A) of this Agreement shall be restated in the form set forth in the "12% Junior Subordinated Note, As Restated," attached hereto as APPENDIX B (the "Restated Subordinated Note"). At the time this Agreement is executed, Genesis shall execute and deliver to TCR the Restated Subordinated Note, and TCR shall deliver the Subordinated Note to Genesis for cancellation.

         (C) Upon the execution of this Agreement, the Interest Payment Agreement shall be null and void and of no further force and effect.

         SECTION 4. SPECIAL NOTE. Notwithstanding anything contained in the Special Note to the contrary, in the event that Genesis closes on the sale of its 50% interest in the Nippon Herr Joint Venture and within five business days after such closing, Genesis transfers and assigns to TCR a 50% interest in any payments or other consideration it received or will receive for such interest (the "Nippon Herr Consideration"), then the Special Note shall be deemed paid in full. Genesis further agrees it will immediately upon the receipt of any Nippon Herr Consideration assigned to TCR (and in no event, more than five business days after the receipt of any such payment), deliver such payment to TCR.

         SECTION 5.  STOCK CONSIDERATION.

         (A) At the time this Agreement is executed, TCR shall transfer and assign the Stock Consideration to Genesis by surrendering Genesis Certificate No. 15350 to Genesis, endorsed in blank. Upon the transfer and assignment of the Stock Consideration to Genesis, the Selling Stockholders shall have no further interest in the Stock Consideration.

         (B) Upon the execution of this Agreement, the Agreement Regarding Shares shall be null and void and of no further force and effect.

         SECTION 6.  NOTE/WARRANT AGREEMENT.

         (A) Notwithstanding anything contained in the Note/Warrant Agreement or any related document to the contrary, Genesis is hereby released of any obligation to issue and sell warrants to purchase shares of its common stock to the Selling Stockholders. The parties hereto acknowledge that Warrant No. W-001 for the purchase of 100,000 shares of common stock of Genesis, issued to TCR on June 30, 1999, which will remain outstanding, is the only warrant to purchase shares of common stock issued or issuable in connection with the Note/Warrant Agreement as modified by this Section 6.

         (B) J. William Uhrig shall not be designated to serve as a director of Genesis by TCR pursuant to Section 3 of the Note/Warrant Agreement.





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         SECTION 7.  RELEASES.

         (A) Genesis hereby releases and discharges Selling Stockholders, TCR, and Three Cities Research, Inc. from any and all claims, causes of action, claims for relief, damages and demands of whatsoever kind or nature which Genesis had, now has, or may hereafter have against any of them ("Claims"), arising, directly or indirectly, out of or in an way connected with or based upon "Paragraph 3.2. Selling Stockholders' Joint Representations and Warranties" of the Stock Purchase Agreement, or out of or in any way connected with or based upon any related claim under "Paragraph 7.1 Indemnification Against Loss Due to Inaccuracies in Selling Stockholders' Representations and Warranties," except that the foregoing release and discharge shall not apply to Claims arising under the Paragraph 3.2(c) of such Paragraph or out of or in any way connected with or based upon any claim under "Paragraph 7.1 Indemnification Against Loss Due to Inaccuracies in Selling Stockholders' Representations and Warranties" related to Paragraph 3.2(c) or to claims arising under this Agreement.

         (B) The Selling Stockholders, TCR, and Three Cities Research, Inc. hereby release and discharge Genesis from any and all claims, causes of action, claims for relief, damages and demands of whatsoever kind or nature which the Selling Stockholders, TCR, or Three Cities Research, Inc. had, now has, or may hereafter have ("Claims"), arising, directly or indirectly, out of or in an way connected with or based upon the letter of Richard E. Clemens to TCR, dated April 27, 2000, or "Article 3.3. Buyer's Representations and Warranties" of the Stock Purchase Agreement, except that the foregoing release and discharge shall not apply to Claims arising under Paragraphs 3.3(a), 3.3(b), 3.3(c), 3.3(k) or 3.3(l) of such Paragraph 3.3 or to claims arising under this Agreement.

         (C) When used in this Section 7, (i) "Genesis" means Genesis, any subsidiary of Genesis, any director, officer, or agent of Genesis or any subsidiary of Genesis and the successors, heirs, administrators, executors and assigns of any of the foregoing, (ii) "Selling Stockholders" means each of the Selling Stockholders, TCR, and any director, officer, partner, or agent of either a Selling Stockholder or TCR and the successors, heirs, administrators, executors and assigns of any of the foregoing, and (iii) "Three Cities Research, Inc." means Three Cities Research, Inc., any director, officer, partner, or agent of Three Cities Research, Inc. and the successors, heirs, administrators, executors and assigns of any of the foregoing

         SECTION 8.  REPRESENTATIONS.

         (A) Three Cities Research, Inc. represents and warrants that it has the authority to enter into this Agreement on behalf of each of the Selling Stockholders and to perform all acts or make all representations described in this Agreement on behalf of each of the Selling Stockholders. Three Cities Research, Inc. agrees to hold Genesis harmless from any loss it may suffer as a result of a breach of the foregoing representation.





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         (B) Genesis represents and warrants that it has the authority to enter into this Agreement and that after a complete investigation, it did not obtain any information indicating any fraud by the Selling Stockholders (as defined at Section 7(C), above) or TCR.

         SECTION 9. GOVERNING LAW. This Agreement and the obligations of the parties and the rights of the parties hereunder shall will be governed by the substantive laws of Delaware.

         SECTION 10. FURTHER ACTIONS. Each party hereto agrees to take promptly all actions reasonably necessary to carry out the terms, conditions and intent of this Agreement.

         SECTION 11. NOTICES. Any notice or other communication under or relating to this Agreement shall be given as provided in Paragraph 10.7 of the Stock Purchase Agreement.

         SECTION 12. CONSTRUCTION. Genesis, TCR, and Three Cities Research, Inc. have jointly drafted this Agreement and, therefore, no provision of this Agreement will be construed against any party based upon authorship.

         SECTION 13. SIGNATURES. This Agreement may be executed in multiple copies and signatures may be made by facsimile transmissions.

         SECTION 14. NO RELIANCE. Genesis, TCR, and Three Cities Research, Inc. acknowledge that they have not relied on any statement, representation, omission, inducement, or promise by the other party (or any other officer, agent, employee, representative, or attorney for any other party) in executing this Agreement except as expressly stated in this Agreement.

         SECTION 15. NO ADMISSION OF LIABILITY. Genesis and TCR acknowledge that this Agreement is the result of the compromise of disputed claims; accordingly, this Agreement is not to be construed as an admission of any liability, fault, or responsibility on the part of Genesis, any of the Selling Stockholders or TCR.

         SECTION 16. VOLUNTARY AGREEMENT. Genesis and TCR represent and warrant that they have read this Agreement and know and understand its full content; Genesis, each of the Selling Stockholders, and TCR voluntarily enter into this Agreement after full consultation with counsel.

         SECTION 17. OTHER AGREEMENTS. Except as amended, modified, or superceded by specific provisions of this Agreement, the Stock Purchase Agreement and the Note/Warrant Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.





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GENESIS WORLDWIDE INC.                          THREE CITIES RESEARCH, INC., AS
                                                 STOCKHOLDERS REPRESENTATIVE

By: /s/ Richard E. Clemens                      By: /s/ William Uhrig
    -----------------------------------            -----------------------------
    Richard E. Clemens, President & CEO         Its: Partner


EACH OF THE SELLING STOCKHOLDERS
LISTED ON APPENDIX A HERETO

By Three Cities Research, Inc.,As Attorney in Fact for each of the Selling Stockholders listed on Appendix A hereto

By: /s/ William Uhrig
   ----------------------
Its: Partner
                    AGREEMENTS BY THREE CITIES RESEARCH, INC.
                    -----------------------------------------


         For good and valuable consideration, Three Cities Research, Inc., individually for itself and not in any representative capacity, hereby agrees to the provisions of Sections 7, 8, 12 and 14 of the foregoing Agreement.

         IN WITNESS WHEREOF, the undersigned Three Cities Research, Inc. has executed this addendum to the forgoing Agreement as of the date and year first written above.


                                         THREE CITIES RESEARCH, INC.


                                         By: /s/ William Uhrig
                                            -----------------------------------
                                         Its: Partner







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                                                                      APPENDIX A

Three Cities Fund II LP
Three Cities Offshore II CV
Wynnefield Partners Small Cap Value LP
Allied Capital Corporation
Allied Investment Corporation

Anthony T. Castor, III
Michael H. Bulkin
J. Murfree Butler
Stephen G. Cerri
A.A. Fornataro
Michael S. Levin

Gerald L. Brenneman                   Donald J. Mudric
William H. Carver                     Frank W. Petraglia
Steven B. Chinchi                     Teresa D. Phillips
Vernon E. Collins                     James L. Phillis
Joseph L. Cugini                      William D. Presutti
Webley M. Dias                        Michael A. Santillo
Martin C. Dillner                     Karl T. Schoeffel
M. James Ditallo                      Carl H. Simpson
George A. Douglas                     Blake C. Steele
Audie K. Dunbar                       Richard J. Stock
John A. Fischer                       David D. Struth
Thomas M. Fitzwilliams                Mark E. Sutherland
George R. Goldner                     Mark T. Swain
Richard L. Goldner                    Henry E. Theis
Francis J. Gordon                     Glyn R. Vaughan
Gary D. Hart                          William R. Weber
Thomas F. Hazen                       Edward R. Woods
Marvin T. Knepp                       Lloyd P. Zahn
Harry F. Leonard
William A. Lindner
Frank S. Ludwiczak
John A. Marzula
Miros J. Maszczak
Michael W. McGraw
Melinda S. McKee
James N. McKenna
Mark J. Menego
Robert F. Mikesell
Charles L. Miller
Kenneth H. Miller




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